UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 9, 2007
United America Indemnity, Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-50511	98-0417107

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Walker House, 87 Mary Street, George
Town, Grand Cayman KY1-9002,
Cayman Islands		None

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (345) 949-0100
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Executive Employment Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 13, 2007, we announced the appointment of Raymond (“Scott”) H. McDowell to the position of President of Penn-America Group, effective September 4, 2007.
Mr. McDowell joins Penn-America Group from Admiral Insurance Company. Mr. McDowell served as Regional Vice President of Admiral Insurance Company from July 1997 through August 2007. From January 1994 through July 1997, Mr. McDowell served as Unit Manager – Casualty of Admiral Insurance Company. Prior to joining Admiral Insurance Company, Mr. McDowell held numerous positions of increasing responsibility in the insurance industry beginning in 1976.
In connection with Mr. McDowell’s appointment, Mr. McDowell entered into an employment agreement with Penn America Insurance Company (the “Company”), an indirect wholly-owned subsidiary of the Registrant, on August 9, 2007. The term of the agreement begins on September 4, 2007 and ends on December 31, 2011 and thereafter is subject to an automatic renewal on a year to year basis in the absence of notice by either party to terminate the agreement. Under the agreement, Mr. McDowell is to receive an annual base salary of not less than $300,000. Mr. McDowell shall also receive a signing bonus consisting of a cash payment of $400,000, of which $150,000 shall be paid to Mr. McDowell within 30 days of his commencement of employment and $250,000 shall be paid on or before March 15, 2008, provided that in each case Mr. McDowell is employed in good standing. In respect of each full calendar year during the term, commencing with 2008, Mr. McDowell will be provided with an annual bonus opportunity of $450,000 (the “Annual Bonus”). One-third of the Annual Bonus shall be paid in restricted shares of Class A common stock of the Registrant (“Class A Shares”), valued at the closing price of the Class A Shares on the last trading day of the relevant bonus year. The remaining two-thirds of the Annual Bonus shall be paid in the form of a cash payment. The Annual Bonus, if any, shall be paid on or before March 15 of the applicable bonus year, and shall be conditioned on (i) Mr. McDowell being actively employed in good standing by the Company as of the payment date and (ii) the achievement by the Company for such bonus year of accident year targets and other measures of performance. Any restricted shares awarded thereunder shall vest and become transferable on each of the first four anniversaries of the issuance thereof; provided that vesting thereof shall cease at such time as Mr. McDowell resigns, is terminated for cause or does not comply with certain restrictive covenants set forth in the agreement. On September 4, 2007, Mr. McDowell shall also receive an award of (i) 15,000 restricted Class A shares, vesting in one-third equal installments on each anniversary of the date of grant (ii) 20,000 time vesting options on Class A Shares, vesting in twenty-five percent installments on each anniversary of the date of grant.
Mr. McDowell’s employment may be terminated at any time by the Company or by Mr. McDowell upon ninety days written notice. If a termination is for cause, death or disability, Mr. McDowell shall be entitled to receive all accrued but unpaid base salary, and any vesting of restricted stock and/or options shall cease. If Mr. McDowell’s employment is terminated without cause, Mr. McDowell shall receive, conditioned upon his execution of a release in favor of United America Indemnity and its affiliates, severance payments equal to his monthly base salary multiplied by 12 months and continued benefits for 12 months. For 12 months following Mr. McDowell’s termination for any reason, Mr. McDowell shall be subject to certain non-compete, non-solicit and confidentiality obligations.
The foregoing is a summary of the terms of Mr. McDowell’s employment agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement. A copy of Mr. McDowell’s employment agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Executive Employment Agreement, dated as of August 9, 2007, between Penn-America Insurance Company and Raymond H. McDowell.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United America Indemnity, Ltd.

August 15, 2007	By:	Garland P. Pezzuolo Name: Garland P. Pezzuolo
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of August 9, 2007, between Penn-America Insurance Company and Raymond H. McDowell.